EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 17, 2003, relating to the financial statements, which appears in URS Corporation’s Annual Report on Form 10K/A for the year ended October 31, 2002. We also consent to the references to us under the heading Experts in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

San Francisco, California
November 10, 2003